                                                                     EXHIBIT 2.3

                               ESCROW AGREEMENT
                               ----------------


          THIS ESCROW AGREEMENT (this "Escrow Agreement") is made and entered into as of the 4th day of October, 1995, by and among SEMTECH CORPORATION, a Delaware corporation ("Semtech"), MICHAEL HIMES, MICHAEL WILSON, JIM PRESTON, TROY SPEERS, AND EXTEK COMPANY, a Virginia corporation (collectively, the "Shareholders") and Bank of America NT&SA, (together with its successors and assigns, the "Escrow Agent").

                                   RECITALS
                                   --------

          A. Shareholders collectively owned all of the outstanding shares of Gamma, Inc. (dba ECI Semiconductor) ("ECI"), a California corporation (the "ECI Shares").

          B    Pursuant to that certain Agreement and Plan of Merger dated as of
October 4, 1995 (the "Merger Agreement"), among Semtech, ECI, Shareholders, and Semtech Acquisition Corp., a California corporation and wholly-owned subsidiary of Semtech ("Acquisition"), Acquisition was merged with and into ECI (the surviving corporation hereinafter referred to as the "Company"), and the ECI Shares were exchanged for and converted into common shares of Semtech corporation ("Semtech Shares").

          C. Pursuant to Article 10 of the Merger Agreement, Shareholders are obligated to deliver certain of the Semtech Shares received in exchange for the ECI Shares to the Escrow Agent to be held in escrow in accordance with the terms hereunder.

          NOW THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained in this Escrow Agreement, and intending to be legally bound, the parties hereto agree as follows:

          1.   Escrow.  (a) Each of the Shareholders hereby delivers to the
               ------
Escrow Agent a stock certificate representing the number of shares of Semtech Stock set forth opposite their respective names in Exhibit A attached hereto
                                                   ---------
(the "Escrow Shares") and an appropriate number of stock powers in favor of Semtech covering such shares with signature guaranteed, the receipt of which the Escrow Agent hereby acknowledges, pursuant to Article 10 of the Merger Agreement. The Escrow Shares shall be deposited in an account established at the Escrow Agent for receipt of such shares (the "Escrow Account") and shall be held in such Escrow Account and distributed in accordance with the terms and provisions of this Escrow Agreement.

               (b) All Semtech Shares in the Escrow Account shall be registered in the names of the holders thereof as their interests require; cash dividends on such shares shall be paid to the registered owner, the voting rights of such shares shall remain with the registered owner until cancelled. In the event of any stock split, stock dividend, stock distribution or other event or recapitalization or reclassification or liquidating dividend upon or affecting the issued and outstanding stock of Semtech (a "Distribution"), Semtech shall deposit into the Escrow Account all such Distributions with respect to all shares then held in the Escrow Account.

          2.   Term.  The term of this Escrow Agreement shall commence on the
               ----
date hereof and terminate on the first anniversary of the date hereof.

          3.   Claims Against Escrow Account.
               -----------------------------

               3.1 If at any time during the term of this Escrow Agreement, Semtech claims that Semtech or the Company is entitled to indemnification under the Merger Agreement, then in any such case Semtech shall give written notice of such claim to the Shareholders and the Escrow Agent in accordance with Section 14 hereof, within 60 days of discovery of such claim, stating in reasonably sufficient detail the events or circumstances which are the basis for and amount of such claim; provided however, that Semtech's failure to so notify the Shareholders and Escrow Agent within 60 days shall not cause a disallowance of such claim unless the Shareholders's rights are thereby prejudiced. If the Shareholders object to such claim, they shall give written notice of such objection to Semtech and the Escrow Agent within ten (10) days after the date of receipt of Semtech's notice by the Shareholders and Escrow Agent, and shall state the basis for such objection. Notwithstanding the foregoing, such ten (10) day period shall be extended to a twenty (20) day period if within such original ten (10) day period the Shareholders give written notice to Semtech and the Escrow Agent that the additional time is necessary to respond to the claim. If no objection to Semtech's claim is made by the Shareholders within such ten (10) day period, or twenty (20) day period, as applicable, the claim shall be allowed and shall be paid by the Escrow Agent pursuant to Section 4 without further mutual instructions from the parties.

               3.2 If the Shareholders file timely notice of objection to any claim, Semtech and the Shareholders shall attempt to resolve the dispute and, if they are able to do so, shall give written notice to the Escrow Agent of the resolution of the dispute and the amount of the claim allowed, if any.

               3.3 (a) If Semtech and the Shareholders are unable informally to resolve a disputed claim pursuant to Subsection 3.2 within twenty (20) days after the date of the Shareholders's objection to Semtech's claim, and if the parties agree that the dispute involves financial matters, it shall be referred to and determined by a certified public accountant (or firm of certified public accountants) mutually acceptable to the parties. In the event they cannot agree on such selection, each party shall nominate a certified public accountant as its representative and the two certified public accountants so nominated shall jointly select a third certified public accountant. In such event, the resolution of the dispute shall be decided by a majority of the three certified public accountants. The resolution of the dispute by the certified public accountant or accountants shall be final and binding upon all parties as to financial matters, but shall not extend to any nonfinancial interpretation of the Merger Agreement unless Semtech and the Shareholders shall mutually agree in writing to the contrary. If the dispute does not involve financial matters, or if the parties are unable to agree whether or not the dispute involves financial matters (which disagreement the parties hereby agree is a non-financial matter), then the dispute shall be settled by arbitration in San Jose, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association existing at the date of submission. The resolution of any disputed claim by the arbitrator shall be final and binding upon all parties. Judgment on the arbitrator's award may be rendered in any court of competent jurisdiction. The certified public accountant or arbitrator, as applicable, shall promptly notify the Escrow Agent, Semtech and the Shareholders of its determination and the amount of the claim allowed. Notwithstanding the foregoing, Semtech and the Shareholders may each respectively appoint such additional attorneys, accountants and agents to act for them before the certified public accountant or the arbitrator, as the case may be.

               (b) Semtech shall provide the Shareholders, and their attorneys, accountants and agents, with such reasonable access to information and records of the Company as would permit determination or verification by them of Semtech's entitlement to a claim.

          4.   Payment of Allowed Claims.  During the term of this Escrow
               -------------------------
Agreement, the Escrow Agent shall deliver to Semtech Escrow Shares having a value equal to the amount of any claim allowed in accordance with the provisions of Section 3, free and clear of any interest of the Shareholders therein, effective on the business day next following the day on which the claim is allowed, or as soon thereafter as reasonably practicable. For purposes of such payment, the per share current market value of such shares shall be equal to the closing price for Semtech Shares as reported on NASDAQ-NMS on October 4, 1995. To the extent that any claim allowed hereunder would require the issuance of fractional shares, the amount of such claim shall be rounded to the nearest amount such that the issuance of fractional shares shall not be required.

          5.   Disbursement of Shares in the Escrow Account.
               --------------------------------------------

               5.1 On the last day of the term of this Escrow Agreement as set forth in Section 2 hereof, the Escrow Agent shall first pay to Semtech any claim allowed but not paid prior to such date, and thereafter, distribute to the Shareholders the entire remaining balance of the Escrow Account, regardless of whether there is outstanding on such date any claim asserted by Semtech and disputed by the Shareholders which has not yet been allowed pursuant to Section 3.

               5.2 Any distribution to the Shareholders provided for herein shall be made pro rata in proportion to the number of shares deposited in the Escrow Account by each Shareholder as set forth in Exhibit A attached hereto. If
                                                   ---------
a Shareholder is deceased at the time of such distribution, such shares shall be delivered to the estate of such Shareholder or to his beneficiaries designated in writing and delivered to the Escrow Agent.

          6.   Escrow Agent.
               ------------

               6.1 The duties of the Escrow Agent hereunder shall be entirely administrative and not discretionary. The Escrow Agent shall be obligated to act only in accordance with written instructions received by it as provided in this Escrow Agreement and is authorized hereby to comply with any orders, judgments or decrees of any court and shall not be liable as a result of its compliance with the same.

               6.2 As to any legal questions arising in connection with the administration of this Escrow Agreement, the Escrow Agent may rely absolutely upon the opinions given to it by its counsel and shall be free of liability for acting in reliance on such opinions.

               6.3 The Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Escrow Agreement.

               6.4 The Escrow Agent may, as a condition to the disbursement of monies or disposition of securities as provided herein, require from the payee or recipient a receipt therefor and, upon final payment or disposition, a release of the Escrow Agent from any liability arising out of its execution or performance of this Escrow Agreement, such release to be in a form satisfactory to the Escrow Agent.

               6.5 The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Escrow Agreement in the event it becomes aware of any dispute between Semtech and the Shareholders (other than a dispute subject to the provisions of Section 3 of this Escrow Agreement) as to any material facts or as to the happening of any event precedent to such action.

               6.6 Semtech agrees to pay the Escrow Agent a fee as set forth in Exhibit B attached hereto for its services hereunder, to be paid upon the
---------
execution of this Escrow Agreement, and further agrees to reimburse the Escrow Agent for all reasonable out-of-pocket expenses incurred in connection with the services provided hereunder.

          7.   Indemnity.
               ---------

               7.1 The Shareholders and Semtech agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the wilful neglect or gross negligence or bad faith of the Escrow Agent. They further agree to indemnify the Escrow Agent against and from any and all claims, demands, costs, liabilities and expenses, including reasonable counsel fees, which may be asserted against it or to which it may be exposed or which it may incur by reason of its execution or performance of this Escrow Agreement. Such agreement to indemnify shall survive the termination of this Escrow Agreement until extinguished by any applicable statute of limitations.

               7.2 In case any litigation is brought against the Escrow Agent in respect of which indemnity may be sought hereunder, the Escrow Agent shall give prompt notice of that litigation to the parties hereto, and the parties upon receipt of that notice shall have the obligation and the right to assume the defense of such litigation, provided that failure of the Escrow Agent to give that notice shall not relieve the parties hereto from any of their obligations under this Section unless that failure prejudices the defense of such litigation by said parties. At its own expense, the Escrow Agent may employ separate counsel and participate in the defense. The parties hereto shall not be liable for any settlement without their respective consents.

          8.    Acknowledgment by the Escrow Agent.  By execution and delivery
                ----------------------------------
of this Escrow Agreement, the Escrow Agent acknowledges that the terms and provisions of this Escrow Agreement are acceptable and it agrees to carry out the provisions of this Escrow Agreement on its part.

          9.  Resignation or Removal of Escrow Agent; Successors.
              --------------------------------------------------

               9.1 (a) The Escrow Agent may resign as such following the giving of thirty (30) days' prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days' prior written notice to the Escrow Agent by Semtech and the Shareholders. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the Escrow Account then in its possession to a successor Escrow Agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

                    (b) If for any reason any successor bank is unwilling to serve as successor Escrow Agent and if the other parties hereto are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief; and any such resulting appointment shall be binding upon all of the parties hereto.

               9.2 Every successor appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to Semtech and the Shareholders, an instrument in writing accepting such appointment hereunder, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or any of the parties hereto, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all securities held by it pursuant to this Escrow Agreement to its successor. Should any instrument be required by any successor for more fully vesting in such successor the duties, responsibilities and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on the request of any of the other parties hereto, be executed, acknowledged and delivered by the predecessor.

               9.3 In the event of an appointment of a successor, the predecessor shall cease to be custodian of any securities it may hold pursuant to this Escrow Agreement, and the successor shall become such custodian.

               9.4 Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrow Account, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement.

          10.  Entire Agreement, Amendments and Waivers.  This Escrow Agreement
               ----------------------------------------
contains the entire agreement (including representations, warranties and covenants) among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, discussions, arrangements or understandings with respect thereto. No amendment, supplement, modification or waiver of this Escrow Agreement shall be binding unless executed in writing by the Escrow Agent, Semtech and the Shareholders. No waiver of any of the provisions of this Escrow Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          11.  Execution Counterparts.  This Escrow Agreement may be executed in
               ----------------------
one or more counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

          12.  Severability.  If any provision of this Escrow Agreement, or any
               ------------
covenant, obligation or agreement contained herein, is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable portion were not contained therein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

          13.  Captions.  The captions and headings in this Agreement shall be
               --------
solely for convenience of reference and shall in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

          14.  Notices.  All notices or other communications which are required
               -------
or permitted hereunder shall be in writing and shall be deemed to be sufficiently given when delivered personally or mailed by registered or certified mail, postage prepaid, and addressed as follows:

     (a)  As to Semtech:   Semtech Corporation
                           652 Mitchell Road,
                           Newbury Park, CA  91320-2289
                           Attn.:  Mr. John D. Poe
                           Telecopy:  (805) 498-3804


          With a copy to:  Paul, Hastings, Janofsky & Walker
                           Twenty-Third Floor
                           555 South Flower Street
                           Los Angeles, California 90071
                           Attn.:  Robert A. Miller, Esq.
                           Telecopy:  (213) 627-0705


     (b)  As to Shareholders, to the addresses set forth in Exhibit A attached
                                                          ---------
          hereto.

     (c)  As to Escrow Agent:  Bank of America
                               Global Escrow Depository Services
                               #8010
                               333 South Beaudry Avenue
                               Twenty-Fifth Floor
                               Los Angeles, CA  90017
                               Telecopy:  (213) 345-0670


Any of the parties hereto may, by notice given hereunder, designate any further or different address to which subsequent notices or other communications shall be sent.

          15.  Expenses.  Except as otherwise provided for herein, each party
               --------
shall be responsible for its own costs and expenses with respect to matters involving this Escrow Agreement, except that the costs and expenses with respect to the third-party certified public accountant chosen by the parties, or chosen by the certified public accountants representing such parties, and the costs and expenses of the arbitrator, shall be shared equally by Semtech and the Shareholders.



         16.   Successors.  This Agreement shall be binding upon, and inure to
               ----------
the benefit of, the heirs, executors, successors and assignees of the parties hereto, and no other person shall have any right, benefit or obligation hereunder.

          17.  Gender.  Words of the masculine gender include the feminine and
               ------
the neuter, and when the context so requires, words of the neuter gender may refer to any gender.

          18.  Applicable Law.  This Agreement shall be governed by and
               --------------
construed and enforced in accordance with the internal laws (and not the law of conflicts) of the State of California.

          19.  Reference to Days.  For purposes of this Agreement, all
               -----------------
references to days shall mean calendar days.

          20.  Automatic Succession.  Notwithstanding anything to the contrary
               --------------------
contained herein, any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom Escrow Agent may transfer a substantial amount of its global escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties hereto, except that Escrow Agent shall notify

Semtech and the Shareholders of such succession as soon as practicable following the occurrence thereof.

                       [ESCROW AGREEMENT SIGNATURE PAGE]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the day and year first above written.

                                SEMTECH:

                                    Semtech Corporation,
                                    a Delaware corporation


                                    By:/s/ John D. Poe
                                       ______________________________
                                       John D. Poe, President

                                SHAREHOLDERS:

                                    /s/ Michael Himes
                                    -----------------------------
                                    Michael Himes

                                    Michael Wilson
                                    -----------------------------
                                    Michael Wilson

                                    James A. Preston
                                    -----------------------------
                                    Jim Preston

                                    Troy Speers
                                    -----------------------------
                                    Troy Speers

                                    Extek Company,
                                    a Virginia corporation


                                    By:_____________________________


                                ESCROW AGENT:

                                    Bank of America NT&SA

                                    By: /s/ Kathy Veih
                                       ______________________________
                                       An Authorized Officer

                                   EXHIBIT A
                                   ---------

                            Social Security
                            or Federal Tax         Number of
Name and Address            Identification         Escrowed      Pro Rata
of Shareholder              Number                 Shares        Percentage
----------------            ---------------        ----------    ----------
Michael Himes/1/            ###-##-####            40,659        81.32%
22800 Riva Ridge Road
Los Gatos, CA  95030

Michael Wilson              ###-##-####             4,969         9.94%
9510 Sugar Babe Drive
Gilroy, CA  95020

Jim Preston                 ###-##-####             2,440         4.88%
1504 Emperor Way
Sunnyvale, CA  94087

Troy Speers                 ###-##-####               966         1.93%
48879 Gamay Drive
Fremont, CA  94539

Extek Company               541495024                 966         1.93%
P.O. Box 566
Herndon, VA  22070

                            TOTAL:                 50,000          100%







______________________
/1/  Copies of all notices sent to Michael Himes shall be sent to:

                                  Hopkins & Carley
                                  150 Almaden Boulevard
                                  Fifteenth Floor
                                  San Jose, California   95113-2089
                                  Attn.:  Anthony J. McCarthy, Esq.
                                  Telecopy:  (408) 998-4790